Exhibit 99.1

3033 Campus Drive Plymouth, Minnesota 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT: Linda Thrasher, 763-577-2864

INVESTOR CONTACT: Douglas Hoadley, 763-577-2867

JIM PROKOPANKO NAMED

CHIEF OPERATING OFFICER OF THE MOSAIC COMPANY

PLYMOUTH, MN – July 11, 2006 – The Mosaic Company (NYSE: MOS) announced today that Jim Prokopanko will be named Executive Vice President and Chief Operating Officer effective July 31, 2006. Prokopanko currently serves as a Corporate Vice President of Cargill, Incorporated.

“Jim’s 25 years of experience in the crop nutrition industry makes him an ideal choice to be Mosaic’s Chief Operating Officer,” said Fritz Corrigan, President and Chief Executive Officer of Mosaic. “This position will strengthen our organization. Jim’s credentials, including his strong leadership as a Director of Mosaic since our launch in October 2004, will allow him to hit the ground running. Jim has not only helped address our major issues, he’s helped shape our strategy,” Corrigan added.

Prokopanko, 52, will have day-to-day responsibilities for the production and commercial teams and will report directly to Corrigan. Prokopanko also will continue to serve as a Director of Mosaic.

“Today’s announcement reflects the Board’s intent to make certain that Mosaic has the right resources to fulfill its vision of being a global leader in the crop nutrition industry,” said Robert L. Lumpkins, Chairman of Mosaic’s Board of Directors. “Jim’s extensive expertise in the retail fertilizer and distribution businesses, coupled with his solid track record of performance, will position Mosaic to successfully compete in the global marketplace,” added Lumpkins.

In addition to serving on Mosaic’s Board of Directors, Prokopanko also serves on the Board of Directors of Saskferco Products Inc., a nitrogen-based fertilizer company located in Saskatchewan in which Mosaic maintains a 50% ownership interest.

Prokopanko joined Cargill Canada’s Financial Information Services Group in 1978, where he worked on business expansions and acquisitions. From 1981 to 1983, Prokopanko led the development of Cargill’s fertilizer retail business in Western Canada. Following his work in Western Canada, Prokopanko held various positions of increasing responsibility in Cargill’s crop inputs business in the United States and Canada. Prokopanko also helped develop agriculture distribution businesses in Brazil, Argentina and the United Kingdom.

Prokopanko received a Bachelor of Science degree in computer science and a Bachelor of Commerce degree from the University of Manitoba, and a Masters in Business Administration from the University of Western Ontario in London, Ontario.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source for phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

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